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                                                              Exhibit 99.(g)(12)

                    TENTH AMENDMENT TO THE CUSTODIAN CONTRACT

         AGREEMENT made by and between State Street Bank and Trust Company (the "Custodian") and the Sanford C. Bernstein Fund, Inc. (the "Fund").

         WHEREAS, the Custodian and the Fund are parties to a custodian contract dated October 12, 1988, as amended May 8, 1989, July 24, 1989, April 30, 1990, March 18, 1992, and April 19, 1994, August 21, 1995, May 6, 1996, September 25,
1996 and February 22, 1999 (the "Custodian Contract, as amended"); and

         WHEREAS, effective May 3, 1999, the name of the Bernstein International Value Portfolio of the Fund will be changed to the Bernstein Tax-Managed International Portfolio;

         NOW THEREFORE, in consideration of the premises and covenants contained herein, the Custodian and the Fund hereby agree that all references in the Custodian Contract to the "Bernstein International Value Portfolio" are hereby changed to the "Bernstein Tax-Managed International Value Portfolio."

         IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as a sealed instrument as of the 3rd day of May, 1999.

                                         SANFORD C. BERNSTEIN FUND, INC.



                                         By:  __________________________________
                                                  Jean Margo Reid, Secretary

ATTEST:


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                                         STATE STREET BANK AND TRUST
                                         COMPANY



                                         By: __________________________________
                                         Name:
                                         Title:

ATTEST:


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